EXHIBIT 21



                      SUBSIDIARIES OF AZTAR CORPORATION

The Company has no parent corporation. In addition to the subsidiaries listed below, the Company has eight other wholly-owned subsidiaries. The unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary.

                                                           Jurisdiction of
                                                            Incorporation
            Name                                           or Organization
            ----                                           ---------------

Adamar Garage Corporation                                     Delaware

Adamar of Nevada                                              Nevada

Adamar of New Jersey, Inc.                                    New Jersey
     dba Tropicana Casino and Resort

Atlantic-Deauville, Inc.                                      New Jersey

Aztar Development Corporation                                 Delaware

Aztar Indiana Gaming Corporation                              Indiana
     dba Casino Aztar Evansville

Aztar Missouri Gaming Corporation                             Missouri
     dba Casino Aztar Caruthersville

Hotel Ramada of Nevada                                        Nevada
     dba Tropicana Resort and Casino

Ramada Express, Inc.                                          Nevada
     dba Ramada Express Hotel and Casino

Ramada New Jersey, Inc.                                       New Jersey

Ramada New Jersey Holdings Corporation                        Delaware